As filed with the U.S. Securities and Exchange Commission on November 8, 2024.

Registration No. 333-278224

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No.4 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETCLASS TECHNOLOGY INC

(Exact name of registrant as specified in its charter)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

6F, Building A

1188 Wan Rong Road

Shanghai, People’s Republic of China 200436

+86-021-61806588

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 E 42nd St., 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022	Huan Lou, Esq. David B. Manno, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby files this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-278224) of NetClass Technology Inc is being filed for the purpose of filing Exhibit 1.1, Exhibit 23.1 and Exhibit 99.6. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that every director, alternate director or officer shall be indemnified out of our assets against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such director, alernate director or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such director or officer. Expenses, including legal fees, incurred by a director, alternate director or officer, or former director, alternate director or officer in defending any legal, administrative or investigative proceedings may be paid by us in advance of the final disposition of such proceedings upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such director, alternate director or officer is not entitled to be indemnified by us and upon such terms and conditions, if any, as we deem appropriate.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Upon incorporation of the Company on January 4, 2022, the Company has an authorized share capital of $50,000 divided into 50,000 ordinary shares with par value of US$1.00 per share and issued an aggregate of 10,000 ordinary shares of par value of US$1.00 per share in the Company including 7,092 ordinary shares to Dragonsoft Holding Limited, 1,531 ordinary shares to NTC Capital Company Limited, 512 ordinary shares to New Version Capital Inc, 453 ordinary shares to GGA Technology Inc, 312 ordinary shares to Golden Ocean LY Investment Limited and 100 ordinary shares to ASD Capital Inc at par value.. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act. No underwriters were involved in these issuances of ordinary shares.

On July 26, 2022, the Company adopted its amended and restated memorandum and articles of association. The Company’s authorized share capital was changed into US$50,000 divided into 200,000,000 shares comprising of (a) 190,000,000 Class A ordinary shares of par value of US$0.00025 each and (b) 10,000,000 Class B ordinary shares of par value of US$0.00025 each. Concurrently, Dragonsoft Holding Limited, Lang Wide Investment INC and Yovole Data Group (HONG KONG) LIMITED surrendered 17,182,500, 9,517,500 and 300,000 ordinary shares to the Company and the Company issued an aggregate of 2,000,000 Class B ordinary shares of par value of US$0.00025 each in the Company to Dragonsoft Holding Limited. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act. No underwriters were involved in these issuances of the Class A or Class B ordinary shares.

On September 20, 2023, the Company entered into a private placement subscription agreement with Dragonsoft Holding Limited, a company wholly owned by Mr. Jianbiao Dai (Chief Executive Officer and Chairman of the Company), pursuant to which the Company issued 760,000 Class A ordinary shares of the Company of par value US$0.00025 each to Dragonsoft Holding Limited, for an aggregate purchase price of $1,900,000. No underwriters were involved in this issuance. The above issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page 6 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association
4.1**	Specimen Certificate for Class A ordinary share
5.1**	Opinion of Harney Westwood & Riegels regarding the validity of the Class A ordinary share being registered
8.1**	Opinion of Grandall Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1**	Employment Agreement between NETCLASS TECHNOLOGY INC and Jianbiao Dai
10.2**	Employment Agreement between NETCLASS TECHNOLOGY INC and Lina Chen
10.3**	Employment Agreement between NETCLASS TECHNOLOGY INC and Yuxing Chen
10.4**	Director Offer Letter between NETCLASS TECHNOLOGY INC and Xianghong Zhou
10.5**	Director Offer Letter between NETCLASS TECHNOLOGY INC and Angel Colon
10.6**	Director Offer Letter between NETCLASS TECHNOLOGY INC and Xiao Fu
10.7**	Standardized Application Development Service Contracts and Purchase order
10.8**	Lease by and between DRAGONSOFT GROUP CO., LIMITED and CHUI KAI KWONG ELECTRICAL ENGINEERING CO., LTD, dated July 29, 2023
10.9**	AI Technical Development Service Agreement
10.10**	Form of Purchase Order by and between Dragonsoft Group Co., Limited and Gallop Trading Limited
10.11**	Form of Purchase Agreement by and between Shanghai NetClass Information Technology Co., Ltd. and Shanghai Detuo Information Technology Co., Ltd
10.12**	Subsription Agreement by and between NETCLASS TECHNOLOGY INC and Dragonsoft Holding Limited, dated September 20, 2023
14.1**	Code of Business Conduct and Ethics of the Registrant
21.1**	List of Subsidiaries
23.1*	Consent of Marcum Asia CPAs LLP
23.2**	Consent of Xianghong Zhou
23.3**	Consent of Angel Colon
23.4**	Consent of Xiao Fu
23.5**	Consent of Shanghai Association for Informatization Development Research
23.6**	Consent of Henry Yu & Associates, Hong Kong counsel to the Registrant (included in Exhibit 99.5)
99.1**	Opinion of Grandall Law Firm. PRC counsel to the Registrant, regarding certain PRC law matters
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Nomination Committee Charter
99.5**	Opinion of Henry Yu & Associates regarding certain Hong Kong law matters
99.6*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee table

* Filed herewith

** Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, PRC, on November 8, 2024.

NETCLASS TECHNOLOGY INC

By:	/s/ Jianbiao Dai
Jianbiao Dai
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jianbiao Dai	Chief Executive Officer and Chairman of the Board of Director	November 8, 2024
Name: Jianbiao Dai	(Principal Executive Officer)

/s/ Yuxing Chen	Chief Financial Officer	November 8, 2024
Name: Yuxing Chen	(Principal Accounting and Financial Officer)

/s/ Lina Chen	Director	November 8, 2024
Name: Lina Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on November 8, 2024.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.